H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Basket: J.P. Morgan COVID - 19 Recovery Basket (Mar 2021) (the “Basket”), an equally weighted basket consisting of 60 Reference Stocks of U.S. - listed companies that may benefit from a recovery from the COVID - 19 pandemic, as specified under Annex A Indicative Bloomberg Ticker: A level of the Basket may be published on the Bloomberg Professional ® service (“Bloomberg”) under the Bloomberg ticker JPINCVG1 . Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes . Pricing Date: March 31, 2021 Observation Date: May 2, 2022 Maturity Date: May 5, 2022 Payment At Maturity: At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows: $ 1,000 î (1 + Basket Return) If the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity. CUSIP: 48129KAQ3 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129KAQ3/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be low er . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns Final Basket Value Basket Return Total Return on the Notes 165.00 65.00% 65.00% 140.00 40.00% 40.00% 120.00 20.00% 20.00% 110.00 10.00% 10.00% 105.00 5.00% 5.00% 101.00 1.00% 1.00% 100.00 0.00% 0.00% 95.00 - 5.00% - 5.00% 90.00 - 10.00% - 10.00% 80.00 - 20.00% - 20.00% 60.00 - 40.00% - 40.00% 40.00 - 60.00% - 60.00% 20.00 - 80.00% - 80.00% 0.00 - 100.00% - 100.00% Insight Notes Linked to the J.P. Morgan COVID - 19 Recovery Basket (Mar 2021) North America Structured Investments

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes are subject to the risks of correlation (or lack of correlation) of the Reference Stocks. • No interest payments, dividend payments or voting rights. • The investment strategy represented by the Basket may not be successful. • The Reference Stocks are concentrated in the consumer discretionary and financials sectors. • The notes are subject to risks associated with non - U.S. securities with respect to some of the Reference Stocks. • In some circumstances, the payment you receive on the notes may be based on the value of cash securities (including securities of other issuers) or other property distributed to holders of a Reference Stock upon the occurrence of a reorganization event. • The anti - dilution protection for the Reference Stocks are limited . • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to se nd you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Insight Notes Linked to the J.P. Morgan COVID - 19 Recovery Basket (Mar 2021)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Annex A North America Structured Investments Insight Notes Linked to the J.P. Morgan COVID - 19 Recovery Basket (Mar 2021) Reference Stock Bloomberg Ticker Symbol Stock Weight Common stock of The Walt Disney Company DIS 1/60 Common stock of Bank of America Corporation BAC 1/60 Common stock of The Coca - Cola Company KO 1/60 Common stock of Exxon Mobil Corporation XOM 1/60 Common stock of Chevron Corporation CVX 1/60 Common stock of Starbucks Corporation SBUX 1/60 Common stock of Citigroup Inc . C 1/60 Common stock of Caterpillar Inc . CAT 1/60 Common stock of The Boeing Company BA 1/60 Common shares of American Express Company AXP 1/60 Common stock of Deere & Company DE 1/60 Common stock of The Goldman Sachs Group, Inc . GS 1/60 Common stock of Booking Holdings Inc . BKNG 1/60 Common stock of General Motors Company GM 1/60 Voting common stock of HCA Healthcare, Inc . HCA 1/60 Ordinary shares of Eaton Corporation plc ETN 1/60 Common stock of DuPont de Nemours, Inc . DD 1/60 Common shares of Public Storage PSA 1/60 Common stock of Las Vegas Sands Corp . LVS 1/60 Common stock of Dow Inc . DOW 1/60 Common stock of Capital One Financial Corporation COF 1/60 Common stock of Ross Stores, Inc. ROST 1/60 Common stock of The Travelers Companies, Inc . TRV 1/60 Common stock of Ford Motor Company F 1/60 Common stock of Best Buy Co., Inc . BBY 1/60 Common stock of Hilton Worldwide Holdings Inc . HLT 1/60 Common shares of Restaurant Brands International Inc . QSR 1/60 Common stock of Southwest Airlines Co . LUV 1/60 Class A common stock of Lennar Corporation LEN 1/60 Common shares of Weyerhaeuser Company WY 1/60 Reference Stock (continued) Bloomberg Ticker Symbol (continued) Stock Weight (continued) Common stock of Alexandria Real Estate Equities, Inc. ARE 1/60 Common stock of Delta Air Lines, Inc . DAL 1/60 Class A common stock of CBRE Group, Inc . CBRE 1/60 Common stock of SVB Financial Group SIVB 1/60 Common stock of Synchrony Financial SYF 1/60 Common stock of CarMax, Inc . KMX 1/60 Common stock of Extra Space Storage Inc . EXR 1/60 Common stock of United Rentals, Inc . URI 1/60 Common stock of Mid - America Apartment Communities, Inc . MAA 1/60 Common stock of Expedia Group, Inc . EXPE 1/60 Common stock of VICI Properties Inc . VICI 1/60 Common stock of Royal Caribbean Cruises Ltd . RCL 1/60 Common stock of Ulta Beauty, Inc . ULTA 1/60 Common stock of Raymond James Financial, Inc . RJF 1/60 Common stock of MGM Resorts International MGM 1/60 Common stock of DaVita Inc . DVA 1/60 Common stock of Caesars Entertainment, Inc . CZR 1/60 Common stock of United Airlines Holdings, Inc . UAL 1/60 Common stock of Wynn Resorts, Limited WYNN 1/60 Common stock of Iron Mountain Incorporated IRM 1/60 Common stock of The Gap, Inc . GPS 1/60 Common stock of Assurant, Inc . AIZ 1/60 Class A common stock of Planet Fitness, Inc . PLNT 1/60 Common stock of Alaska Air Group, Inc . ALK 1/60 Ordinary shares of Norwegian Cruise Line Holdings Ltd . NCLH 1/60 Common stock of Six Flags Entertainment Corporation SIX 1/60 Common stock of Apollo Commercial Real Estate Finance, Inc . ARI 1/60 Common stock of Dave & Buster’s Entertainment, Inc. PLAY 1/60 Common stock of International Flavors & Fragrances Inc. IFF 1/60 Common stock of Morgan Stanley MS 1/60